UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file the following documents by Telephone and Data Systems, Inc.:

1.             Press Release dated November 29, 2011

2.             Internal Communications to Employees dated November 29, 2011

3.             Investor Presentation dated November 29, 2011

Contact:	Jane W. McCahon, Vice President, Corporate Relations (312) 592-5379; jane.mccahon@teldta.com
Julie D. Mathews, Manager, Investor Relations (312) 592-5341; julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS ANNOUNCES REVISED PLAN TO RECLASSIFY SPECIAL COMMON SHARES AS COMMON SHARES

Reclassification Ratio Adjusted to 1.087 Shares

 for Holders of Common and Series A Common Shares;

Each Special Common Share to be Reclassified as One Common Share

CHICAGO — November 29, 2011 — Telephone and Data Systems, Inc. [NYSE: TDS, TDS.S] today announced that its Board of Directors has unanimously approved certain changes to the previously proposed amendments to the TDS certificate of incorporation.  As previously proposed, the amendments included a share consolidation amendment to reclassify each Special Common Share as one Common Share.  As revised, each Special Common Share would still be reclassified as one Common Share, and each Common Share would now be reclassified as 1.087 Common Shares and each Series A Common Share would now be reclassified as 1.087 Series A Common Shares.

The primary purpose of the changes is to recognize the fact that the Common Shares have generally traded at a premium to the Special Common Shares since the creation of the Special Common Shares in 2005. Based on discussions with the holders of both the Common Shares and Special Common Shares, the TDS Board of Directors decided to change the proposal to include a Common Share Reclassification Ratio of 1.087. The Board believes this ratio best reflects the long-term relative trading ratio of the Common Shares versus the Special Common Shares. The Series A Common Shares, which can be converted into Common Shares at any time, will also be reclassified at a ratio of 1.087 Series A Common Shares for each Series A Common Share.

Each Special Common Share would be reclassified into one Common Share, as originally proposed.  Reclassifying Special Common Shares as Common Shares on a one-for-one basis would permit the holders of Special Common Shares to continue to receive the same aggregate quarterly dividend that they currently receive, based on the current per share dividend rate, subject to declaration by the TDS Board of Directors.

The TDS Board of Directors believes that the revised share consolidation amendment is in the best interests of all TDS shareowners. It will simplify TDS’ capital structure, improve market liquidity, and provide greater financial flexibility.

The Common Shares are currently listed on the New York Stock Exchange (“NYSE”) under the symbol “TDS” and the Special Common Shares are currently listed on the NYSE under the symbol “TDS.S”.  If the share consolidation is approved and becomes effective, the Special Common Shares will cease to be outstanding and cease to trade and will be reclassified into Common Shares, which will continue to trade on the NYSE under the symbol “TDS”.

In addition, certain non-substantive changes would be made to the vote amendment in connection with the change in the reclassification ratios.

Shareholder Approvals

As previously disclosed, in addition to required statutory votes, the share consolidation and vote amendments will be subject to the approval of a majority of the unaffiliated holders of Common Shares and Special Common Shares, each voting separately as a class at a special meeting of shareholders. For purposes of this vote, unaffiliated holders will not include the TDS Voting Trust, members of the Carlson family that are TDS shareholders, or directors or executive officers of TDS.  Accordingly, the proposed transactions will require substantial support from unaffiliated public shareholders to be approved.

The trustees of the TDS Voting Trust have indicated that they support the proposed transactions.

Board Recommendation

The TDS Board of Directors, including all independent members, has unanimously approved the revised proposals, and believes the adoption of such proposals is in the best interests of TDS and all of its shareholders, and unanimously recommends that shareholders vote “FOR” such proposals.

Timing and Process

The TDS Board of Directors has also directed that the proposed transactions be submitted to TDS shareholders for consideration at an Adjourned Special Meeting of shareholders scheduled for January 13, 2012. The record date of the Adjourned Special Meeting has been changed to be more current and will be the close of business on December 9, 2011.

TDS is filing a proxy supplement with the Securities and Exchange Commission (“SEC”) in connection with the revised proposal, which will be sent to shareholders shortly after the revised record date. Additional information is included in the proxy supplement.

The proposed transactions are expected to take place shortly after the Adjourned Special Meeting, subject to TDS shareholder approval and certain other conditions. The transactions are intended to be tax free to TDS and its shareholders.

Citigroup Global Markets Inc. (“Citi”) is acting as financial advisor to TDS in connection with the foregoing proposals.

In addition, Credit Suisse is acting as financial advisor to the independent directors on the TDS Board in connection with the foregoing proposals.

IMPORTANT INFORMATION: The foregoing information is not a solicitation of a proxy from any TDS shareholder.  This is being done only pursuant to a definitive proxy statement, as supplemented.  Additional information relating to the foregoing is included in TDS’ proxy materials filed with the Securities and Exchange Commission (“SEC”) and distributed to shareholders.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders and other investors may access such materials without charge at the SEC’s web site (www.sec.gov) and on the TDS web site (www.teldta.com) in the Investor Relations section on the SEC filings page. In addition, shareholders may obtain free copies of the proxy materials by contacting TDS’ information agent, MacKenzie Partners at (800) 322-2885.  TDS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TDS shareholders on behalf of the TDS Board of Directors in connection with the foregoing.  Information concerning such participants and their respective direct or indirect interests in TDS by security holdings or otherwise is included in TDS’ proxy materials.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone and broadband services to approximately 7 million customers in 36 states through its business units, U.S. Cellular (wireless) and TDS Telecom (wireline). Founded in 1969 and headquartered in Chicago, TDS employed 12,300 people as of September 30, 2011.

Visit www.teldta.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: the ability of the company to successfully grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S.

Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit:

TDS: www.teldta.com

U.S. Cellular: www.uscellular.com

TDS Telecom: www.tdstelecom.com

Q&A for Associates and Employees

Proposed Amendments to TDS Restated Certificate of Incorporation, as Revised

What has changed since TDS announced the original proposed amendments on August 31, 2011?

Share Consolidation Amendment

As previously disclosed, the Share Consolidation Amendment as originally proposed would reclassify all outstanding TDS Special Common Shares (currently traded on the New York Stock Exchange under the stock ticker “TDS.S”) as Common Shares (traded on the NYSE as “TDS”) on a one-for-one basis. All TDS Special Common Shares would therefore become Common Shares, and all holders of Special Common Shares would receive an equal number of Common Shares, in place of their Special Common Shares.

As revised, each TDS Special Common Share would be reclassified as one Common Share, each TDS Common Share would be reclassified as 1.087 Common Shares and each TDS Series A Common Share would be reclassified as 1.087 Series A Common Shares.

Vote Amendment

As previously disclosed, the Vote Amendment is an amendment that relates to the voting power assigned to certain classes of TDS stock. This amendment would “freeze” the voting power of Series A Common Shares and Common Shares at the level it was immediately before the share reclassification, with certain exceptions. This would retain the relative voting power of the public shareholders and Series A shareholders, including the Carlson family Voting Trust.

Certain clarifying changes are being made to the Vote Amendment as originally proposed, but these do not include any substantive changes.

Ancillary Amendment

As previously disclosed, this amendment would “clean up” some obsolete and inoperative provisions of the certificate of incorporation.  No changes are being made to this amendment.

What is the goal of these amendments?

In 2005, TDS issued Special Common Shares to use as currency for acquisitions and other purposes. However, since then, the Special Common Shares have generally traded at a discount to the Common Shares, and this discount has increased significantly in recent periods. As a result, it hasn’t made economic sense to use them for their intended purposes.

Also, having two publicly traded classes of stock can be confusing to investors, and might prevent them from fully understanding and appropriately valuing our company.

The amendments enable TDS to go back to having only one publicly traded class of stock, without changing the voting control of TDS.

When would these amendments go into effect?

First, the proxy supplement which we expect to file on or about November 29, 2011, describing the revisions to the proposed amendments, must be sent to shareholders of record on December 9, 2011. Then, we have to put the amendments up for vote at a special shareholder meeting to be held on January 13, 2012.  At the meeting, the amendments must be approved by shareholders, including a majority of the unaffiliated holders of each of the Special Common Shares and Common Shares. Other conditions also must be met before the amendments would go into effect.

If I previously submitted a vote via proxy or broker instruction, do I have to vote again?

All proxies and broker votes previously submitted with respect to the proposals in the Proxy Statement will be deemed null and void. If you are a TDS shareholder, you will receive new proxy materials, including a new proxy card, to enable you to vote on the revised proposals.

How would these amendments impact the TDS companies?

The amendments would have no impact on the day-to-day operations of TDS, U.S. Cellular, TDS Telecom and Suttle-Straus, but we believe they would simplify and improve our capital structure.

How would these amendments impact associates and employees?

The amendments would have no impact on your day-to-day work. If you are a TDS shareholder, you will be requested to vote on these amendments. We encourage you to carefully read the proxy supplement that will be filed on or about November 29, 2011, as well as the proxy statement dated August 31, 2011. If you participate in a TDS compensation plan (e.g., an option holder), you can read here about how the amendments would impact the plans.

How would these amendments impact compensation plans?

If you participate in a TDS compensation plan, you can read here about how the amendments would impact the plans.

Does this mean that TDS plans to buy in the rest of the U.S. Cellular stock that it doesn’t already own?

In 2007, TDS stated in a filing that we were no longer pursuing the buy-in of the remaining U.S. Cellular shares, due primarily to the difference in value at that time between the TDS Special Common Shares and the U.S. Cellular shares. The discount in the TDS Special Common Shares contributed to this difference. That filing is still in effect today and there have been no changes in that regard.

Is this part of a plan to eventually sell U.S. Cellular or TDS to a competitor?

TDS and the Carlson family remain committed to the long-term operations of U.S. Cellular and all of its businesses. Keep in mind that these proposed amendments would not change the voting control of the Carlson family, and therefore a competitor would not be able to acquire U.S. Cellular or TDS without the approval and votes of the Carlson family.

I have been contacted by a media representative about the proposed amendments. What should I do?

Please refer all media inquiries to Jane McCahon, TDS vice president of corporate relations, at jane.mccahon@teldta.com. Associates and employees should not speak to the media in any way about these amendments.

I still have questions about the proposed amendments. Who can I contact?

Please send your questions to Jane McCahon, TDS vice president of corporate relations, at jane.mccahon@teldta.com.

The legal disclaimer below is required because the proposals will require shareholder votes, and many associates and employees are TDS shareholders.

IMPORTANT INFORMATION: The foregoing information is not a solicitation of a proxy from any TDS shareholder.  This is being done only pursuant to a definitive proxy statement, as supplemented.  Additional information relating to the foregoing is included in TDS’ proxy materials filed with the Securities and Exchange Commission (“SEC”) and distributed to shareholders.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders and other investors may access such materials without charge at the SEC’s web site (www.sec.gov) and on the TDS web site (www.teldta.com) in the Investor Relations section on the SEC filings page. In addition, shareholders may obtain free copies of the proxy materials by contacting TDS’ proxy solicitor, MacKenzie Partners, at (800) 322-2885.  TDS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TDS shareholders on behalf of the TDS board of directors in connection with the foregoing.  Information concerning such participants and their respective direct or indirect interests in TDS by security holdings or otherwise is included in TDS’ proxy materials.

Impact of Proposed Amendments, as Revised, on TDS Compensation Plans

Telephone and Data Systems, Inc. recently announced certain changes to proposed amendments to its Restated Certificate of Incorporation, which among other actions, would reclassify each Special Common Share as one Common Share, each Common Share as 1.087 Common Shares and each Series A Common Share as 1.087 Series A Common Shares. Although these amendments are subject to shareholder approval and other conditions, we would like to let you know how they would impact the TDS compensation plans listed below.

TDS Tax-Deferred Savings Plan / 401(k)

The TDS Tax-Deferred Savings Plan / 401(k) permits participants to invest in a fund that invests in Common Shares and/or a fund that invests in Special Common Shares.

If the proposed transactions are approved and become effective, each Common Share held in the Common Share fund would be reclassified as 1.087 Common Shares.

If the proposed transactions are approved and become effective, all Special Common Shares held in the Special Common Share fund would be reclassified as Common Shares, and combined with the existing Common Shares in the Common Share fund.

The TDS Tax-Deferred Savings Plan would then be amended to eliminate as an investment option the fund that invests in Special Common Shares. Participants would continue to be able to invest in the Common Share fund.

2004 and 2011 Long-Term Incentive Plans

The 2004 Long-Term Incentive Plan provides for the grant of stock options, restricted stock units and phantom stock units relating to the bonus deferral program. Since the distribution of Special Common Shares in 2005, all awards have been made in Special Common Shares. Certain awards that were outstanding at the time of the 2005 distribution were converted into “tandem” awards of an equal number of Common Shares and Special Common Shares.

If the transactions are approved and become effective, TDS will cause outstanding Special Common Share awards under the 2004 Long-Term Incentive Plan to be adjusted for settlement in Common Shares.  Tandem awards will also be appropriately adjusted for settlement solely in Common Shares.  Holders of outstanding awards under the 2004 Long-Term Incentive Plan will receive additional information regarding the impact of the transactions on their awards.

Following the transactions, no further awards would be made under the 2004 Long-Term Incentive Plan (except with respect to deferrals under the bonus deferral program in effect at the time that the transactions become effective) and all future awards would be made under a new 2011 Long-Term Incentive Plan using Common Shares only.

Questions?

Please send any related questions to Jane McCahon, TDS vice president of corporate relations, at jane.mccahon@teldta.com.

The legal disclaimer below is required because the proposals will require shareholder votes, and many associates and employees are TDS shareholders.

IMPORTANT INFORMATION: The foregoing information is not a solicitation of a proxy from any TDS shareholder.  This is being done only pursuant to a definitive proxy statement, as supplemented.  Additional information relating to the foregoing is included in TDS’ proxy materials filed with the Securities and Exchange Commission (“SEC”) and distributed to shareholders.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders and other investors may access such materials without charge at the SEC’s web site (www.sec.gov) and on the TDS web site (www.teldta.com) in the Investor Relations section on the SEC filings page. In addition, shareholders may obtain free copies of the proxy materials by contacting TDS’ proxy solicitor, MacKenzie Partners, at (800) 322-2885.  TDS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TDS shareholders on behalf of the TDS board of directors in connection with the foregoing.  Information concerning such participants and their respective direct or indirect interests in TDS by security holdings or otherwise is included in TDS’ proxy materials.

Share Consolidation Amendment and Vote Amendment Revised Proposal

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this presentation, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: the ability of the company to successfully grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents furnished to the SEC. 2

 Important Information This presentation is not a solicitation of a proxy from any TDS shareholder. This is being done only pursuant to a definitive proxy statement, as supplemented. Additional information relating to the foregoing is included in TDS' proxy materials filed with the Securities and Exchange Commission (“SEC”) and distributed to shareholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders and other investors may access such materials without charge at the SEC's web site (www.sec.gov) and on the TDS web site (www.teldta.com) in the Investor Relations section on the SEC filings page. In addition, shareholders may obtain free copies of the proxy materials by contacting TDS’ information agent, MacKenzie Partners, at (800) 322-2885. TDS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TDS shareholders on behalf of the TDS board of directors in connection with the foregoing. Information concerning such participants and their respective direct or indirect interests in TDS by security holdings or otherwise is included in TDS’ proxy materials. 3

Capital Structure Challenges Special Common Shares trade at a substantial discount to the Common Shares Economic dilution exists today from the issuance of Special Common Shares for compensation Due to discount, further dilution occurs when TDS issues Special Common Shares Complexity due to multiple classes of stock Multiple classes of stock spread public float, thereby creating multiple liquidity discounts 4

Transaction Rationale Consolidate the public float and increase market liquidity Eliminate the pricing discrepancy between classes of common shares Increase financial flexibility and enhance ability to structure and execute equity-based transactions Reduce dilution that occurs when Special Common Shares are issued All classes suffer due to issuance of an undervalued security (i.e. options and restricted shares) Simplify capital structure Potential inclusion in additional indexes Potentially accretive to both classes: 1. 2. 3. 4. 5. 6. 5

Original Plan to Improve Capital Structure Share Consolidation Amendment – reclassify outstanding Special Common Shares (NYSE: TDS.S) as Common Shares (NYSE: TDS) on a one-for-one basis Vote Amendment – a “vote freeze” would be set at the aggregate percentage voting power of the Series A Common Shares and Common Shares immediately prior to the effective time of the reclassification Ancillary Amendment – amend and “clean up” various obsolete and inoperative provisions 1. 2. 3. 6

Revised Plan to Improve Capital Structure Share Consolidation Amendment Reclassification Ratio now: Each Common Share would be reclassified as 1.087 Common Shares Each Series A Common Share would be reclassified as 1.087 Series A Common Shares Each Special Common Share would be reclassified as one Common Share Vote Amendment – a “vote freeze” would be set at the aggregate percentage voting power of the Series A Common Shares and Common Shares immediately prior to the effective time of the reclassification Ancillary Amendment – amend and “clean up” various obsolete and inoperative provisions 1. 2. 3. 7

Revised Proposal Details The shares classes would be reclassified as follows: Each Common Share would be reclassified as 1.087 Common Shares Each Series A Share would be reclassified as 1.087 Series A Shares Each Special Common Share would be reclassified as one Common Share The vote freeze mechanism would work the same as with the original one-for-one proposal The percentage of votes (in matters other than the election of directors) controlled by the Series A Common Shares would be “frozen” at the level immediately prior to the reclassification—for example, 56.7% as of 9/30/11 The change in the reclassification ratio for the Common and Series A Common Shares from one-for-one does not impact this voting percentage The controlling shareholder will receive approximately 0.5 million additional Series A Common Shares, which would provide it with additional liquidity because such shares could be converted into Common Shares and sold without significantly reducing the voting power of the controlling shareholder The annual dividend accruing to a current holder of Special Common Shares would remain the same until changed by the TDS Board of Directors The annual dividend rate per share would remain $0.47 The annual dividend accruing to the current holders of Common and Series A Common Shares would increase as a result of the 1.087 reclassification ratio The total dividend dollars paid out by the Company would increase as a result of the issuance of the additional 0.087 shares to the holders of Common Shares and Series A Common Shares 8

Benefits of Revised Reclassification Ratio Recognizes historical average of the premiums of TDS to TDS.S from the time the Special Common Shares were issued to the announcement of the original proposal Maintains current number of shares held by, and level of dividends received by, Special Common shareholders Increases total dividends slightly by increasing the total shares outstanding Increases total dividends of Common and Series A Common shareholders because they receive more shares Vote pickup by the controlling shareholder on all other matters is less than under the original one-for-one proposal (2.61% vs. 2.73%) 9

Factors Considered in Revised Reclassification Ratio Increase of 8.7% represents the historical average relationship of the Common to the Special Common Shares Total new shares to be issued: 4.9 million Percentage increase in total shares outstanding: 4.8% Approximate increase in total annual dividends at current dividend rate: $2.3 million Removes the effect of most recent high levels of volatility in the marketplace Responds to ISS recommendation for Common Shareholders 10

Pro Forma Impact on Share Count, Dividends and Voting: Revised Proposal Pro Forma Impact on Share Count, Dividends and Voting: Revised Proposal CURRENT 9/30/11 Total Shares Outstanding Percent of Total Total Dividends Percent of Total Total Votes* Percent of Total SERIES A COMMON SPECIAL COMMON TOTAL 6,538,176 6.32% 3,072,943 6.32% 65,381,760 56.68% 49,962,745 48.33% 23,482,490 48.33% 49,962,75 43.32% 46m886,045 45.35% 22,036,441 45.35% 0 0.00% 103,386,966 100.00% 48,591,874 100.00% 115,344,505 100.00% EFFECTIVE PRO FORMA POST RECLASSIFICATON Total Shares Outstanding 7,106,997 54,309,504 46,886,045 108,302,546 Percent of Total 6.56% 50.15% 43.29% 100.00% Total Dividends 3,340,289 25,525,467 22,036,441 50,902,197 Percent of Total 6.56% 50.15% 43.29% 100.00% Total Votes 71,069,973 29,146,758 25,162,745 125,379,476 Percent of Total 56.68% 23.25% 20.07% 100.00% ACTUAL PRO FORMA POST RECLASSIFICATION Total Shares Outstanding 7,106,997 101,195,549 N/A 108,302,546 Percent of Total 6.56% 93.44% N/A 100.00% Total Dividends 3,340,289 47,561,908 N/A 50,902,197 Percent of Total 6.56% 93.44% N/A 100.00% Total Votes 71,069,973 54,309,503 N/A 125,379,476 Percent of Total 56.68% 43.32% N/A 100.00% * Special Common holders have a vote on four directors, but no votes on other matters11

Illustrative Voting Rights Situations: Revised Proposal 12 (1) Voting trust acquired shares of Special Common Shares through dividends (2) Management is compensated with Special Common Shares, which they currently hold today Base Case (as of 9/30/2011) 10 Million Share Issuance Voting Trust Converts and Sells 1.5 Million Series A Common Shares A. If Shares Reclassification is Not Exectuted Series A Common @ 10 Votes/Shares TDS Voting Trust Other Shareholders (Includes other Insiders) Series A Common Shares TDS Special Common (NYSE: TDS.S) @ o Vote/Share TDS Voting Trust Other Shareholders (Includes other Insiders) TDS Special Common Shares TDS Common (NYSE: TDS) @ 1 Vote/Share TDS Voting Trust Other Shareholders (Includes other Insiders) TDS Common Shares Total Common Stock Total TDS Voting Trust Total Other Shareholders (Includes other Insiders) # of Shares Voting Rights % # of Shares Voting Rights % # of Shares Voting Rights % 6,186,870 53.6% 6,186,870 53.6% 4,686,870 46.0% 351,306 3.0% 351,305 3.0% 351,305 3.4% 6,096,000 - 6,096,000 - 6,096,000 - 40,790,000 - 50,790,000 - 40,790,000 - 46,886,045 - 56,886,045 - 46,886,045 - - - - - - - 49,962,745 43.3% 49,962,745 43.3% 51,462,745 50.5% 103,386,966 100.0% 113,386,966 100.0% 103,386,966 100.0% 12,282,879 53.6% 12,282,879 53.6% 10,782,879 46.0% 91,104,087 46.4% 101,104,087 46.4% 92,604,087 54.0% Series A Common @ 10 Votes Share # of Shares Voting Rights % # of Shares Voting Rights % # of Shares Voting Rights % TDS Voting Trust 6,725,128 53.6% 6,725,128 53.6% 5,225,128 48.6% Other Shareholders(includes other insiders) 381,780 3.0% 381,780 3.0% 381,870 3.6% Series A Common Shares 7,106,997 56.7% 7,106,997 56.7% 5,606,997 52.1% TDS Common (NYSE: TDS) @43.4% of votes TDS Voting Trust(1) 6,096,009 2.6% 6,096,009 2.4% 6,096,009 2.8% Other Shareholders (includes other insiders)(2) 95,099,540 40.7% 105,099,540 40.9% 96,559,540 45.0% TDS Common Shares 101,195,549 43.3% 111,195,549 43.3% 102,695,549 47.9% Total Common Stock 108,302,546 100.0% 118,302,546 100.0% 108,302,546 100.0% Total TDS Voting Trust 12,821,137 56.2% 12,821,137 56.0% 11,321,137 51.4% Total Other Shareholders (includes other insiders) 95,481,409 43.8% 105,481,409 44.0% 96,981,409 48.6% (1) Voting Trust acquired shares of special Common Shares through dividends (2) Management is compensated with Special Common Shares, which they currently hold today

Corporate Governance Process The revised proposal was unanimously approved by all TDS directors, including independent directors Citi is acting as a financial advisor to TDS in connection with the proposed amendments The independent directors were represented by their own financial advisor (Credit Suisse) and counsel (Bass, Berry & Sims PLC) The NYSE has advised that the revised share consolidation will comply with its listing rules 13

Revised Solution Accomplishes the Following Eliminates the difference in the market price of the Special Common Shares in relation to the Common Shares by reclassifying Special Common Shares as Common Shares Recognizes the historical average premium of Common Shares to Special Common Shares Consolidates the public float and increases the market liquidity of all of the publicly traded shares of TDS Reduces economic dilution that occurs from the issuance of Special Common Shares that trade at a discount to the market price of the Common Shares Increases financial flexibility and improves TDS’ equity currency (e.g. employee compensation) 14

Revised Solution Accomplishes the Following (cont.) Allows for easier analysis and valuation of the single class of publicly traded common stock Increases the market recognition of the value of TDS Simplifies the TDS capital structure and reduces investor and employee confusion regarding two publicly traded classes of capital stock Simplifies the planning and execution of TDS’ open market stock repurchase program and its employee compensation plan activities 15

Timeline and Next Steps New record date for the Adjourned Special Meeting is December 9, 2011 Adjourned Special Meeting will be held January 13, 2012 Shareholder vote mechanics will be the same as with original proposal Statutory class votes pursuant to Delaware law Voluntary ratification votes which exclude affiliated shareholders 16

Summary TDS management understands that it has other strategic, operational and structural opportunities and challenges Management, with the support of the Board, is working to address these with a sense of urgency Executing this revised share consolidation represents an important step toward improving our capital structure and enabling TDS to move forward with other strategic initiatives 17

Share Consolidation Amendment and Vote Amendment Revised Proposal